UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

On March 2, 2009, the Committee sent the following letter to Glass, Lewis & Co., LLC:

THE LCA-VISION FULL VALUE COMMITTEE

March 2, 2009

Mr. Jason McCandless Ms. Janny Jiang
Glass, Lewis & Co., LLC
One Sansome Street
Suite 3300
San Francisco, CA 94104

Dear Mr. McCandless and Ms. Jiang:

We have reviewed the Proxy Paper that you issued regarding LCA-Vision, Inc. (“LCAV” or “the Company”). We are writing to you now to bring to your attention certain facts concerning the 2007 restatement of which you may not have been aware of at the time you were researching and assessing the LCAV situation. We believe these facts and circumstances put the restatement in a different light than the description in your Proxy Paper, and that your view of the restatement may have been different had you been aware of them.

We believe that your characterization of the restatement in the Proxy Paper implies that the Securities and Exchange Commission (“SEC”) forced LCAV to do the restatement. This, however, was not the case.

Two of the large four accounting firms in the United States had signed off on the Company’s accounting for deferred revenues for years without question or comment. In 2007, the Company received a comment letter from the SEC as part of its customary three-year review cycle of the Company’s disclosure documents, which requested more detail regarding the accounting for deferred revenue for separately priced extended warranties (“Deferred Revenue Accounting”), an extremely specialized subject. The Company provided full documentation regarding the Deferred Revenue Accounting, which it forwarded first to the local office of its outside auditors for review prior to submitting it to the SEC. That local office, which had worked closely with the Company when the Company initially instituted the Deferred Revenue Accounting to ensure it complied with all applicable accounting rules, approved the documentation prior to submitting it to the revenue recognition expert in its National Office. The expert in revenue recognition at the National Office felt that the Deferred Revenue Accounting was not appropriate. As a result, the Company voluntarily made the necessary restatements. It is important to note that the Company’s reported cash provided by operations did not change.

Since changing to the new method for deferred revenue, the Company has reported both revenue and operating income according to generally accepted accounting principles (GAAP) and a nonGAAP adjusted revenue and operating income which backs out the effect of the amortization of deferred revenues. In other words, the Company continues to disclose its financial results based on the Deferred Revenue Accounting.

We believe that most investors and virtually all of the sell side analysts that follow the Company use the Deferred Revenue Accounting in their valuation models. As the Company itself notes in its earnings releases:

LCA-Vision is providing both adjusted revenue and operating income as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenue and operating income (loss) as reported in accordance with U. S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

We would also like to bring to your attention that (i) each of the Company’s current Chief Executive Officer and Chief Financial Officer signed off on the 2006 financial statements that were included as part of the restatement and (ii) John Hassan, the Company’s current Chair of the Audit Committee, has held this position for a number of years, including all of the years that were included as part of the restatement. Mr. Hassan, who does not have a CPA license, signed off on these financial statements.

On a separate note, your Proxy Paper states that if the LCA-Vision Full Value Committee were successful, Dr. Stephen Joffe would serve as Chairman of LCAV and Craig Joffe would serve as Chief Executive Officer. We have disclosed, however, that if the LCA-Vision Full Value Committee is successful in its efforts, Dr. Joffe will resume the position of Chief Executive Officer and Craig Joffe will resume the position of Chief Operating Officer, positions each of them has successfully held in the past.

We would very much welcome the opportunity to discuss these and other matters included in your Proxy Paper at your convenience.

Sincerely,

The LCA-Vision Full Value Committee

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On February 6, 2009, The LCA-Vision Full Value Committee made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888)750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:
For The LCA-Vision Full Value Committee and Stephen N. Joffe
Lisa Blaker, 513-600-1867